CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139733 on Form S-8 of our report dated November 26, 2013, relating to the financial statements and supplemental schedule of the Bank of North Carolina Savings and Profit Sharing Plan and Trust, appearing in this Annual Report on Form 11-K of BNC Bancorp for the year ended May 31, 2013.

CHERRY BEKAERT LLP

Raleigh, North Carolina
November 26, 2013